UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.         )*

Intellon Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

45816W504

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 45816W504	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) LAP Intellon Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,135,509
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,135,509

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,135,509
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45816W504	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Liberty Associated Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,135,509
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,135,509

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,135,509
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45816W504	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Associated Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,135,509
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,135,509

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,135,509
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45816W504	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Associated Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,135,509
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,135,509

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,135,509
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45816W504	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Associated Partners GP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,135,509
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,135,509

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,135,509
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45816W504	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Associated Partners GP Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,135,509
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,135,509

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,135,509
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 45816W504	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) LAP Roll B, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,135,509
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,135,509

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,135,509
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1	(a).	Name of Issuer:

Intellon Corporation

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

5100 West Silver Springs Boulevard, Ocala, Florida

Item 2	(a).	Name of Person Filing:

This statement is being filed by LAP Intellon Holdings, LLC (“Holdings”), a Delaware limited liability company, with respect to shares of Common Stock directly beneficially owned by it and by each of Liberty Associated Partners, L.P. (“LAP”), a Delaware limited partnership, Associated Group, LLC (“AG”), a Delaware limited liability company, Associated Partners, LP (“AP”), a Guernsey limited partnership, Associated Partners GP, LP (“APGP”), a Guernsey limited partnership, Associated Partners GP Limited (“AP GP Limited”), a Guernsey limited company, and LAP Roll B, LLC (“Roll B”), a Delaware limited liability company, with respected to shares of Common Stock directly beneficially owned by Holdings. Holdings, LAP, AG, AP, APGP, APGP Limited and Roll B are collectively referred to herein as the “Reporting Persons.”

LAP owns 22.2255% of Holdings and Roll B owns 77.7745% of Holdings. AP owns 100% of Roll B. AG is the sole general partner of LAP, APGP is the sole general partner of AP, APGP Limited is the sole general partner of APGP.

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

The address and principal business office of Holdings, LAP, AG, and Roll B is 3 Bala Plaza East, Suite 502, Bala Cynwyd, PA 19004.

The address of AP, APGP, and AP GP Limited is c/o Butterfield Fund Services (Guernsey) Limited, Regency Court, Glategny Esplanade, St. Peters Port, Guernsey GY1 3NQ.

Item 2	(c).	Citizenship:

For Holdings, LAP, AG, and Roll B: Delaware For AP, APGP, and AP GP Limited: Guernsey

Item 2	(d).	Title of Class of Securities:

Common Stock, par value $0.0001

Item 2	(e).	CUSIP Number:

45816W504

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	☐ Broker or dealer registered under Section 15 of the Exchange Act.

	(b)	☐ Bank as defined in Section 3(a)(6) of the Exchange Act.

	(c)	☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

	(d)	☐ Investment company registered under Section 8 of the Investment Company Act.

	(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

	(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

	(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

	(j)	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

Item 4.	Ownership

(a) Amount beneficially owned:

2,135,509

(b) Percent of class:

7.1%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(ii) shared power to vote or to direct the vote:

2,135,509

(iii) sole power to dispose or to direct the disposition of:

0

(iv) shared power to dispose or to direct the disposition of:

2,135,509

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 2 above

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

LAP INTELLON HOLDINGS, LLC

By:	/s/ SCOTT G. BRUCE
Name:	Scott G. Bruce
Title:	Managing Director

LIBERTY ASSOCIATED PARTNERS, L.P.
By:	Associated Group, LLC

By:	/s/ SCOTT G. BRUCE
Name:	Scott Bruce
Title:	Managing Director

ASSOCIATED GROUP, LLC

By:	/s/ SCOTT G. BRUCE
Name:	Scott G. Bruce
Title:	Managing Director

ASSOCIATED PARTNERS, LP
By:	Associated Partners GP, LP
By:	Associated Partners GP Limited

By:	/s/ DAVID J. BERKMAN
Name:	David J. Berkman
Title:	Director

ASSOCIATED PARTNERS GP, LP
By:	Associated Partners GP Limited

By:	/s/ DAVID J. BERKMAN
Name:	David J. Berkman
Title:	Director

ASSOCIATED PARTNERS GP LIMITED

By:	/s/ DAVID J. BERKMAN
Name:	David J. Berkman
Title:	Director

LAP ROLL B, LLC

By:	/s/ SCOTT G. BRUCE
Name:	Scott G. Bruce
Title:	Managing Director

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Intellon Corporation may be filed on behalf of each of them, and that this Joint Filing Agreement be included as an Exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of couterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement this 14th day of February , 2008.

LAP Summus Holdings, LLC

By:	/s/ SCOTT G. BRUCE
Scott G. Bruce
Title:	Managing Director

Liberty Associated Partners, L.P.
By:	Associated Group, LLC

By:	/s/ SCOTT G. BRUCE
Scott G. Bruce
Title:	Managing Director

Associated Group, LLC

By:	/s/ SCOTT G. BRUCE
Scott G. Bruce
Title:	Managing Director

Associated Partners, LP
By:	Associated Partners GP, LP
By:	Associated Partners GP Limited

By:	/s/ DAVID J. BERKMAN
David J. Berkman
Title:	Director

Associated Partners GP, LP
By:	Associated Partners GP Limited

By:	/s/ DAVID J. BERKMAN
David J. Berkman
Title:	Director

Associated Partners GP Limited

By:	/s/ DAVID J. BERKMAN
David J. Berkman
Title:	Director

LAP Roll B, LLC
By:	Associated Group, LLC

By:	/s/ SCOTT G. BRUCE
Scott G. Bruce
Title:	Managing Director